Exhibit 99.2

RLH CORPORATION ANNOUNCES CREDIT FACILITY

AGREEMENT WITH DEUTSCHE BANK

Company secures $30 facility and $10 million revolver

DENVER (May 14, 2018) — RLH Corporation (NYSE:RLH) today announced an agreement for a $30 million five year credit facility and $10 million five year revolver in a strategic agreement with Deutsche Bank, Capital One and Raymond James. The facility expands the Company’s relationships with financial institutions for future acquisitions where funding might be needed and provides flexibility for investing in future growth initiatives.

“The strength of our balance sheet, growth of our franchise portfolio, and the progress in our asset light strategy – have positioned RLH Corporation to execute a credit facility agreement with Deutsche Bank,” said RLH Corporation Executive Vice President and Chief Financial Officer Doug Ludwig. “The facility and revolver provide the Company with flexibility and capacity in funding its on-going asset-light growth initiatives.”

Funds from the $30 million term loan will be primarily used for the previously announced Knights Inn acquisition. Proceeds from future sales of the five hotels still being marketed for sale will be applied to reducing the 20-year amortizing loan balance.

“Entering a credit agreement with Deutsche Bank, Capital One and Raymond James represents a new factor in our strategic growth plans,” said RLH Corporation President and Chief Executive Officer Greg Mount. “We believe that the relationships we are building with these banks advance our ability to quickly act on future acquisition opportunities and support our enhanced focus on aggressively growing our franchise business.”

To learn more about franchising with RLH Corporation, visit franchise.rlhco.com. We don’t wait for the future. We create it.

About RLH Corporation

Red Lion Hotels Corporation is an innovative hotel company doing business as RLH Corporation and focuses on the franchising, management and ownership of upscale, midscale and economy hotels. The company focuses on maximizing return on invested capital for hotel owners across North America through relevant brands, industry-leading technology and forward-thinking services. For more information, please visit the company’s website at www.rlhco.com.

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Investor Relations Contact:

Amy Koch

O: 509-777-6417

C: 917-579-5012

investorrelations@rlhco.com

Media Contact:

Dan Schacter

Director, Social Engagement and Public Relations

509-777-6222

dan.schacter@rlhco.com